Exhibit 99.1

RAPT Therapeutics Reports First Quarter 2022 Financial Results

Company maintains strong cash position of $173.0 million

SOUTH SAN FRANCISCO, Calif. – May 11, 2022 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the quarter ended March 31, 2022.

“As we kick off 2022, we continue to make strong and steady progress in our programs in inflammatory diseases and oncology,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “Recently, at the American Academy of Dermatology annual meeting, we reported biomarker data from our Phase 1b clinical trial of RPT193 in atopic dermatitis that further support the clinical data we reported last June. We are now gearing up to initiate our Phase 2b clinical trial in AD this quarter and to initiate a Phase 2a trial in asthma in the second half of the year. In addition, we are continuing development of FLX475 in several oncology indications, including EBV+ lymphoma, nasopharyngeal cancer and head and neck cancer. We believe our pipeline of promising oral drugs is a key differentiator for RAPT and can serve as a foundation for growth and building stockholder value.”

Financial Results for the First Quarter Ended March 31, 2022

First Quarter Ended March 31, 2022

Net loss for the first quarter of 2022 was $20.5 million, compared to $16.5 million for the first quarter of 2021.

Research and development expenses for the first quarter of 2022 were $16.7 million, compared to $13.8 million for the same period in 2021. The increase in research and development expenses was primarily due to higher costs for the RPT193 and FLX475 clinical trials, personnel and facilities, partially offset by a decrease in stock-based compensation expense.

General and administrative expenses for the first quarter of 2022 were $4.7 million, compared to $4.0 million for the same period in 2021. The increase in general and administrative expenses was primarily due to increases in personnel costs, stock-based compensation expense and facilities costs, partially offset by a decrease in consulting expenses.

As of March 31, 2022, the Company had cash, cash equivalents and marketable securities of $173.0 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, RPT193 and FLX475, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “could,” “expect,” “look forward,” “target,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about clinical development progress and the timing of initiation and completion of, and results from, clinical trials of RPT193 and FLX475. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to the COVID-19 pandemic, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2022 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2022	2021
Revenue	$641	$1,222
Operating expenses:
Research and development	16,670	13,771
General and administrative	4,748	4,012

Total operating expenses	21,418	17,783

Loss from operations	(20,777)	(16,561)
Other income, net	309	47

Net loss	$(20,468)	$(16,514)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(201)	38
Unrealized loss on marketable securities	(710)	(50)

Total comprehensive loss	$(21,379)	$(16,526)

Net loss per share, basic and diluted	$(0.69)	$(0.66)

Weighted average number of shares used in computing net loss per share, basic and diluted	29,572,467	24,844,946

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2022	December 31, 2021
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$32,418	$24,027
Marketable securities	140,590	165,627
Prepaid expenses and other current assets	2,656	3,319

Total current assets	175,664	192,973
Property and equipment, net	2,629	2,741
Operating lease right-of-use assets	6,322	—
Other assets	2,933	2,922

Total assets	$187,548	$198,636

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,936	$1,999
Accrued expenses	8,276	6,326
Deferred revenue, current	645	1,016
Operating lease liabilities, current	1,481	—
Other current liabilities	22	254

Total current liabilities	12,360	9,595
Deferred rent, net of current portion	—	2,150
Deferred revenue, non-current	241	511
Operating lease liabilities, non-current	7,112	—

Total liabilities	19,713	12,256

Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	473,463	470,629
Accumulated other comprehensive loss	(1,117)	(206)
Accumulated deficit	(304,514)	(284,046)

Total stockholders’ equity	167,835	186,380

Total liabilities and stockholders’ equity	$187,548	$198,636

(1)

The condensed consolidated balance sheet for December 31, 2021 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.